Exhibit 3.1

VEDTÆGTER	ARTICLES OF ASSOCIATION
ZEALAND PHARMA A/S	ZEALAND PHARMA A/S

VEDTÆGTER	ARTICLES OF ASSOCIATION
ZEALAND PHARMA A/S	ZEALAND PHARMA A/S
(CVR-nr.: 20 04 50 78)	(CVR no.: 20 04 50 78)

1 Navn 1.1 Selskabets navn er Zealand Pharma A/S.	Name The Company’s name is Zealand Pharma A/S.

1.2 Selskabets binavn er Zealand Pharmaceuticals A/S.	The Company’s secondary name is Zealand Pharmaceuticals A/S.
2 Formål 2.1 Selskabets formål er at drive forskning, produktion, handel og dermed beslægtet virksomhed, primært inden for medicinalbranchen.	Objects The object of the Company is to engage in research, manufacture, trade and related activities, primarily within the pharmaceutical industry.

3 Koncernsprog 3.1 Selskabets koncernsprog er engelsk.	Corporate language The corporate language of the Company is English.

4 Aktiekapital 4.1 Selskabets aktiekapital udgør DKK 30,720,152.	Share Capital The share capital of the Company is DKK 30,720,152.

4.2 Aktiekapitalen er fuldt indbetalt.	The share capital has been paid up in full.

5 Aktier 5.1 Hver akties pålydende er DKK 1.	Shares The nominal amount of each share is DKK 1.

5.2 Aktierne er udstedt gennem VP Securities A/S.	The shares are issued through VP Securities A/S.

5.3 Aktierne er omsætningspapirer.	The shares are negotiable instruments.

5.4 Ingen aktier har særlige rettigheder.	No shares carry any special rights.

5.5 Der gælder ingen indskrænkninger i aktiernes omsættelighed.	No restrictions shall apply as to the transferability of the shares.

5.6 Ingen aktionær skal være forpligtet til at lade sine aktier indløse helt eller delvist.	No shareholder shall be obliged to have the shares redeemed fully or partly.

5.7 Aktierne udstedes på navn og skal noteres i Selskabets ejerbog.	The shares shall be issued in the holder’s name and shall be registered in the Company’s Register of Shareholders.

5.8 Selskabets ejerbog føres af Computershare A/S, Kongevejen 418, 2840 Holte, der er valgt som ejerbogsfører på Selskabets vegne.	The Register of Shareholders is handled by Computershare A/S, Kongevejen 418, 2840 Holte, on behalf of the Company.

6 Udbytte 6.1 Udbytte betales til aktionærerne ved overførsel gennem VP Securities A/S.	Dividend Dividend shall be paid out to shareholders by transfer through VP Securities A/S.

6.2 Udbytte, der ikke har været hævet inden tre år fra forfaldsdagen, tilfalder Selskabet.	Dividend that has not been claimed within three years of the due date shall accrue to the Company.

7                           Bemyndigelse til kapitalforhøjelse

7.1                 Bestyrelsen er i perioden indtil den 29. april 2019 bemyndiget til ad en eller flere gange at forhøje Selskabets aktiekapital ved udstedelse af nye aktier med indtil nominelt DKK 2.618.740. Forhøjelsen af aktiekapitalen skal ske til markedskurs og skal gennemføres uden fortegningsret for Selskabets eksisterende aktionærer. Bestyrelsen kan bestemme, at forhøjelsen skal ske ved kontant indbetaling, apportindskud eller ved konvertering af gæld.

Authorization to increase the share capital

During the period until 29 April 2019 the board of directors is authorized to increase at one or more times the Company’s share capital by issuance of new shares of up to nominally DKK 2,618,740. The capital increase shall be effected at market price and shall be implemented without pre-emption rights for the Company’s existing shareholders. The board of directors may decide to implement the capital increase by way of cash contribution, by contribution in kind or by debt conversion.

7.2                 Bestyrelsen er i perioden indtil den 29. april 2019 bemyndiget til ad en eller flere gange at forhøje Selskabets aktiekapital ved udstedelse af nye aktier med indtil nominelt DKK 11.163.953. Forhøjelsen af aktiekapitalen skal gennemføres med fortegningsret for Selskabets eksisterende aktionærer, og den kan ske til en favørkurs fastsat af bestyrelsen. Bestyrelsen kan bestemme, at forhøjelsen skal ske ved kontant indbetaling, apportindskud eller ved konvertering af gæld.

During the period until 29 April 2019 the board of directors is authorized to increase at one or more times the Company’s share capital by issuance of new shares by up to nominally DKK 11,163,953. The capital increase shall be implemented with pre-emption rights for the Company’s existing shareholders and the subscription price may be a favourable price fixed by the board of directors of the Company. The board of directors may decide to implement the capital increase by way of cash contribution, by contribution in kind or by debt conversion.

7.3 De kapitalforhøjelser, som bestyrelsen er bemyndiget til at foretage i henhold til punkt 7.1 og 7.2, kan ikke overstige et samlet nominelt beløb på DKK 11.163.953.	The capital increases which the board of directors may decide upon pursuant to articles 7.1 and 7.2 cannot exceed a total aggregate nominal amount of DKK 11,163,953.

7.4                 De nye aktier udstedt i henhold til punkt 7.1 og 7.2 skal være ligestillet med den bestående aktiekapital. De nye aktier skal være omsætningspapirer og navneaktier og skal noteres i Selskabets ejerbog. Ingen aktionær skal være forpligtet til at lade sine aktier indløse helt eller delvist. De nye aktier skal give ret til udbytte og andre rettigheder i Selskabet fra det tidspunkt, som fastsættes af bestyrelsen i forhøjelsesbeslutningen.

The new shares issued pursuant to articles 7.1 and 7.2 shall have the same rights as the existing shares of the Company. The new shares shall be negotiable instruments and issued in the holder’s name and shall be registered in the Company’s Register of Shareholders. No shareholder shall be obliged to have the shares redeemed fully or partly. The new shares shall give rights to dividends and other rights in the Company from the time which is determined by the board of directors in connection with the decision to increase the share capital.

7.5                 Bestyrelsen er bemyndiget til at fastsætte de nærmere vilkår for kapitalforhøjelser i henhold til ovennævnte bemyndigelser. Bestyrelsen er endvidere bemyndiget til at foretage de ændringer i vedtægterne som måtte være nødvendige som følge af bestyrelsens udnyttelse af ovenstående bemyndigelser.

The board of directors is authorized to stipulate detailed terms and conditions governing capital increases under the authority given above. The board of directors is also authorized to amend these Articles of Association as required in connection with its use of such authority.

7A.1        Bestyrelsen er i perioden indtil den 1. maj 2018 bemyndiget til uden fortegningsret for Selskabets eksisterende aktionærer ad en eller flere gange at forhøje Selskabets aktiekapital ved udstedelse af nye aktier med indtil nominelt DKK 7.000.000. Forhøjelsen af aktiekapitalen skal ske til markedskurs som fastsat via en book-building proces med hensyntagen til børskursen for Selskabets aktier og skal ske ved

During the period until 1 May 2018 the board of directors is authorized to increase at one or more times the Company’s share capital without pre-emption rights for the Company’s existing shareholders by issuance of new shares of up to nominally DKK 7,000,000. The capital increase shall be effected at market price as determined through a book-building process in consideration of the stock exchange quotation of the Company’s shares and shall be effected by cash kontant indbetaling. Ved bestyrelsesbeslutning af 9. august 2017 har bestyrelsen delvis udnyttet bemyndigelsen i dette punkt 7A til at forhøje selskabets aktiekapital med nominelt DKK 4,375,000. Den resterende del af bemyndigelsen udgør herefter DKK 2.625.000. Ved bestyrelsesbeslutning af 9. august 2017 har bestyrelsen delvis udnyttet bemyndigelsen i dette punkt 7A til at forhøje selskabets aktiekapital med yderligere nominelt DKK 156.250. Den resterende del af bemyndigelsen udgør herefter DKK 2.468.750.

payment. By decision of 9 August 2017, the board of directors has partly exercised the authority in this article 7A to increase the share capital by nominally DKK 4,375,000. The remaining amount of the authorization is thus DKK 2,625,000. By decision of 9 August 2017, the board of directors has partly exercised the authority in this article 7A to further increase the share capital by nominally DKK 156,250. The remaining amount of the authorization is thus DKK 2,468,750.

7A.2        De nye aktier udstedt i henhold til punkt 7A.1 skal være ligestillede med den bestående aktiekapital. De nye aktier skal være omsætningspapirer og navneaktier og skal noteres i Selskabets ejerbog. Ingen aktionær skal være forpligtet til at lade sine aktier indløse helt eller delvist. De nye aktier skal give ret til udbytte og andre rettigheder i Selskabet fra det tidspunkt, som fastsættes af bestyrelsen i forhøjelsesbeslutningen.

The new shares issued pursuant to article 7A.1 shall have the same rights as the existing shares of the Company. The new shares shall be negotiable instruments and issued in the holder’s name and shall be registered in the Company’s register of shareholders. No shareholder shall be obliged to have the shares redeemed fully or partly. The new shares shall give rights to dividends and other rights in the Company from such time as is determined by the board of directors in connection with the decision to increase the share capital.

7A.3        Bestyrelsen er bemyndiget til at fastsætte de nærmere vilkår for kapitalforhøjelser i henhold til ovennævnte bemyndigelse. Bestyrelsen er endvidere bemyndiget til at foretage de ændringer i vedtægterne som måtte være nødvendige som følge af

The board of directors is authorized to stipulate detailed terms and conditions governing capital increases under the authority given above. The board of directors is also authorized to amend these articles of association as required

bestyrelsens udnyttelse af ovenstående bemyndigelse.	in connection with its use of such authority.

8 Bemyndigelse til udstedelse af warrants	Authorization to issuance of warrants

8.1                 På et bestyrelsesmøde i Selskabet afholdt den 19. november 2012 vedtog Selskabets bestyrelse at udstede warrants (2012-2 employee incentive program) i henhold til bemyndigelse, som udløb den 2. november 2015, svarende til nominelt DKK 214.883 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed, i henhold til bemyndigelse, som udløb den 2. november 2015. De fuldstændige vilkår for warrants er vedlagt som bilag 8.1.d. Bilag 8.1.d udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 19 November 2012, the board of directors of the Company resolved to issue warrants (2012-2 employee incentive program) pursuant to an authorization which expired on 2 November 2015, corresponding to a nominal amount of DKK 214,883 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith pursuant to an authorization which expired on 2 November 2015,. The complete terms of the warrants are attached as Schedule 8.1.d. Schedule 8.1.d constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 8. februar 2013 vedtog Selskabets bestyrelse at udstede warrants (2013-1 employee incentive program) i henhold til bemyndigelse, som udløb den 2. november 2015, svarende til nominelt DKK 389.762 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed, i henhold til bemyndigelse, som udløb den 2. november 2015. Det konkrete antal

At a meeting of the board of directors of the Company held on 8 February 2013, the board of directors of the Company resolved to issue warrants (2013-1 employee incentive program) pursuant to an authorization which expired on 2 November 2015, corresponding to a nominal amount of DKK 389,762 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith warrants tildelt udgør 386.012. De fuldstændige vilkår for warrants er vedlagt som bilag 8.1.e. Bilag 8.1.e udgør en integreret del af nærværende vedtægter. 30.000 warrants er udnyttet den 30. marts 2016, 11.525 warrants er udnyttet den 14. april 2016, 5.850 warrants er udnyttet den 26. maj 2016, 5.000 warrants er udnyttet den 16. juni 2016, 6.250 warrants er udnyttet den 23. september 2016, 5.000 warrants er udnyttet den 25. november 2016, 9.500 warrants er udnyttet den 23. marts 2017, 22.000 warrants er udnyttet den 13. april 2017, 5.000 warrants er udnyttet den 30. maj 2017, 8.537 warrants er udnyttet den 15. juni 2017, 1.500 warrants er udnyttet den 1. september 2017, og herefter udestår 275.850 warrants.

pursuant to an authorization which expired on 2 November 2015. The final number of warrants granted is 386,012. The complete terms of the warrants are attached as Schedule 8.1.e. Schedule 8.1.e constitutes an integrated part of these Articles of Association. 30,000 warrants were exercised on 30 March 2016, 11,525 warrants were exercised on 14 April 2016, 5,850 warrants were exercised on 26 May 2016, 5,000 warrants were exercised on 16 June 2016, 6,250 warrants were exercised on 23 September 2016, 5,000 warrants were exercised on 25 November 2016, 9,500 warrants were exercised on 23 March 2017, 22,000 warrants were exercised on 13 April 2017, 5,000 warrants were exercised on 30 May 2017, 8,537 warrants were exercised on 15 June 2017 1,500 warrants were exercised on 1 September 2017, and thus 275,850 warrants are outstanding.

På et bestyrelsesmøde i Selskabet afholdt den 1. april 2014 vedtog Selskabets bestyrelse at udstede warrants (2014-1 employee incentive program) i henhold til bemyndigelse, som udløb den 2. november 2015, svarende til nominelt DKK 100.000 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed, i henhold til bemyndigelse, som udløb den 2. november 2015. Det konkrete antal warrants tildelt udgør 100.000. De fuldstændige vilkår for warrants er vedlagt som 8.1.f. Bilag 8.1.f udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 1 April 2014, the board of directors of the Company resolved to issue warrants (2014-1 employee incentive program) pursuant to an authorization which expired on 2 November 2015, corresponding to a nominal amount of DKK 100,000 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith pursuant to an authorization which expired on 2 November 2015. The final number of warrants granted is 100,000. The complete terms of the warrants are attached as Schedule 8.1.f. Schedule 8.1.f constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 25. marts 2015 vedtog Selskabets bestyrelse at udstede warrants (2015-1 employee incentive program) i henhold til bemyndigelse, som udløb den 2. november 2015, svarende til nominelt DKK 100.000 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed i henhold til bemyndigelse, som udløb den 2. november 2015. Det konkrete antal warrants tildelt udgør 100.000. De fuldstændige vilkår for warrants er vedlagt som bilag 8.1.g. Bilag 8.1.g udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 25 March 2015, the board of directors of the Company resolved to issue warrants (2015-1 employee incentive program) pursuant to an authorization which expired on 2 November 2015, corresponding to a nominal amount of DKK 100,000 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith pursuant to an authorization which expired on 2 November 2015. The final number of warrants granted is 100,000. The complete terms of the warrants are attached as Schedule 8.1.g. Schedule 8.1.g constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 5. maj 2015 vedtog Selskabets bestyrelse at udstede warrants (2015-4 employee incentive program) i henhold til bemyndigelse, som udløb den 2. november 2015, svarende til nominelt DKK 46.359 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed i henhold til bemyndigelse, som udløb den 2. november 2015. Det konkrete antal warrants tildelt udgør 46.359. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4. Bilag 8.4 udgør

At a meeting of the board of directors of the Company held on 5 May 2015, the board of directors of the Company resolved to issue warrants (2015-4 employee incentive program) pursuant to an authorization which expired on 2 November 2015, corresponding to a nominal amount of DKK 46,359 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith pursuant to an authorization which expired on 2 November 2015. The final number of warrants granted is 46,359. The complete terms of the warrants are

en integreret del af nærværende vedtægter.	attached as Schedule 8.4. Schedule 8.4 constitutes an integrated part of these Articles of Association.

8.2 Alle aktier, der ved udnyttelse af warrants udstedt i henhold til § 8.1 skal være omsætningspapirer og navneaktier og noteres i Selskabets ejerbog.

The shares subscribed for by exercise of the warrants issued pursuant to article 8.1 shall be negotiable instruments and issued in the holder’s name and shall be registered in the Company’s Register of Shareholders.

De nye aktier skal være ligestillet med den bestående aktiekapital. Ingen aktionær skal være forpligtet til at lade sine aktier indløse helt eller delvist. De nye aktier skal give ret til udbytte og andre rettigheder i Selskabet fra det tidspunkt, som fastsættes af bestyrelsen i forhøjelsesbeslutningen.

The new shares shall have the same rights as the existing shares of the Company. No shareholder shall be obliged to have the shares redeemed fully or partly. The new shares shall give rights to dividends and other rights in the Company from the time which is determined by the board of directors in connection with the decision to increase the share capital.

8.3 Bestyrelsen er bemyndiget til at ændre nærværende vedtægter i tilfælde af udnyttelse af de givne bemyndigelser eller warrants.	The board of directors is authorized to amend these Articles of Association as a consequence of applying the authorizations granted or the exercise of warrants.

8.4                 Bestyrelsen er i perioden indtil den 21. april 2020 bemyndiget til ad en eller flere gange at udstede warrants med ret til at tegne op til nominelt DKK 2.750.000 aktier i Selskabet. Selskabets aktionærer skal ikke have fortegningsret ved bestyrelsens udnyttelse af denne bemyndigelse. De nærmere vilkår fastsættes af bestyrelsen. Bestyrelsen fastsætter selv udnyttelseskursen samt

During the period until 21 April 2020 the board of directors is authorized to issue at one or more times warrants with a right to subscribe for shares up to an aggregate amount of nominally DKK 2,750,000 shares in the Company. The shareholders of the Company will not have pre-emptive subscription rights when the Board of Directors exercises this authorization. The specific terms

øvrige vilkår for warrants, dog således at udnyttelseskursen som minimum skal svare til markedskursen på tidspunktet for udstedelsen af warrants, medmindre disse udstedes til Selskabets medarbejdere.

and conditions in this respect are to be determined by the Board of Directors. The Board of Directors determines, at its own discretion, the exercise price as well as other terms and conditions for the warrants, always provided that the exercise price as a minimum corresponds to the market price at the time of issuance of the warrants, unless these are issued to the Company’s employees.

Bestyrelsen kan efter de til enhver tid gældende regler i selskabsloven genanvende eller genudstede eventuelle bortfaldne ikke udnyttede warrants, forudsat at genanvendelsen eller genudstedelsen finder sted inden for de vilkår og tidsmæssige begrænsninger, der fremgår af denne bemyndigelse. Ved genanvendelse forstås adgangen for bestyrelsen til at lade en anden aftalepart indtræde i en allerede bestående aftale om warrants. Ved genudstedelse forstås bestyrelsens mulighed for inden for samme bemyndigelse at genudstede nye warrants, hvis allerede udstedte warrants er bortfaldet.

Pursuant to the provisions of the Danish Companies Act in force from time to time, the Board of Directors may reapply or reissue any lapsed non-exercised warrants, provided that such reapplication or reissue is made under the terms and conditions and within the time limits specified under this authority. Reapplication means the right of the Board of Directors to let another contractual party become a party to an already existing agreement on warrants. Reissue means the possibility for the Board of Directors to reissue new warrants under the same authorization if those already issued have lapsed.

Bestyrelsen er i perioden indtil den 21. april 2020 endvidere bemyndiget til ad en eller flere gange at forhøje Selskabets aktiekapital med op til nominelt DKK 2.750.000 aktier ved kontant indbetaling i forbindelse med udnyttelse af warrants eller et sådant beløb som måtte følge af en eventuel regulering af antallet af

During the period until 21 April 2020, the Board of Directors is also authorized to increase at one or more times the Company’s share capital by up to nominally DKK 2,750,000 shares by cash payment in connection with the exercise of the warrants or such an amount caused by an adjustment (if any) in the number of warrants due to changes in

warrants ved ændringer i Selskabets kapitalforhold. Selskabets aktionærer skal ikke have fortegningsret til aktier som udstedes ved udnyttelse af udstedte warrants.	the capital structure, without pre-emptive subscription rights for the shareholders of the Company to shares issued by exercise of the issued warrants.

På et bestyrelsesmøde i Selskabet afholdt den 5. maj 2015 vedtog Selskabets bestyrelse at udstede warrants (2015-2 employee incentive program) svarende til nominelt DKK 366.250 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 366.250. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4. Bilag 8.4 udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 5 May 2015, the board of directors of the Company resolved to issue warrants (2015-2 employee incentive program) corresponding to a nominal amount of DKK 366,250 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 366,250. The complete terms of the warrants are attached as Schedule 8.4. Schedule 8.4 constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 5. maj 2015 vedtog Selskabets bestyrelse at udstede warrants (2015-3 employee incentive program) svarende til nominelt DKK 100.000 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 100.000. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.a. Bilag 8.4.a udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 5 May 2015, the board of directors of the Company resolved to issue warrants (2015-3 employee incentive program) corresponding to a nominal amount of DKK 85,434 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 85,434. The complete terms of the warrants are attached as Schedule 8.4.a. Schedule 8.4.a constitutes an integrated part of these Articles of Association.

At a meeting of the board of directors of

På et bestyrelsesmøde i Selskabet afholdt den 5. april 2016 vedtog Selskabets bestyrelse at udstede warrants (2016-1 employee incentive program) svarende til nominelt DKK 347.250 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 347.250. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.b. Bilag 8.4.b udgør en integreret del af nærværende vedtægter.

the Company held on 5 April 2016, the board of directors of the Company resolved to issue warrants (2016-1 employee incentive program) corresponding to a nominal amount of DKK 347,250 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 347,250. The complete terms of the warrants are attached as Schedule 8.4.b. Schedule 8.4.b constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 5. april 2016 vedtog Selskabets bestyrelse at udstede warrants (2016-2 employee incentive program) svarende til nominelt DKK 85.434 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 85.434. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.c. Bilag 8.4.c udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 5 April 2016, the board of directors of the Company resolved to issue warrants (2016-2 employee incentive program) corresponding to a nominal amount of DKK 85,434 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 85,434.The complete terms of the warrants are attached as Schedule 8.4.c. Schedule 8.4.c constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 15. juli 2016 vedtog Selskabets bestyrelse at udstede warrants (2016-3 employee incentive program) svarende til nominelt DKK

At a meeting of the board of directors of the Company held on 15 July 2016, the board of directors of the Company resolved to issue warrants (2016-3 employee incentive program) corresponding to a nominal amount of DKK 40,000 shares; and the board of directors at the

40.000 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 40.000. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.d. Bilag 8.4.d udgør en integreret del af nærværende vedtægter.

same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 40,000. The complete terms of the warrants are attached as Schedule 8.4.d. Schedule 8.4.d constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 6. april 2017 vedtog Selskabets bestyrelse at udstede warrants (2017-1 employee incentive program) svarende til nominelt DKK 424.000 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 424.000. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.e. Bilag 8.4.e udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 6 April 2017, the board of directors of the Company resolved to issue warrants (2017-1 employee incentive program) corresponding to a nominal amount of DKK 424,000 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 424,000. The complete terms of the warrants are attached as Schedule 8.4.e. Schedule 8.4.e constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 6. april 2017 vedtog Selskabets bestyrelse at udstede warrants (2017-2 employee incentive program) svarende til nominelt DKK 93.392 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 93.392. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.f. Bilag 8.4.f udgør en integreret del

At a meeting of the board of directors of the Company held on 6 April 2017, the board of directors of the Company resolved to issue warrants (2017-2 employee incentive program) corresponding to a nominal amount of DKK 93,392 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 93,392. The complete terms of the warrants are attached

af nærværende vedtægter.	as Schedule 8.4.f. Schedule 8.4.f constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 25. august 2017 vedtog Selskabets bestyrelse at udstede warrants (2017-3 employee incentive program) svarende til nominelt DKK 14.566 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 14.566. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.g. Bilag 8.4.g udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 25 August 2017, the board of directors of the Company resolved to issue warrants (2017-3 employee incentive program) corresponding to a nominal amount of DKK 14,566 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 14,566. The complete terms of the warrants are attached as Schedule 8.4.g. Schedule 8.4.g constitutes an integrated part of these Articles of Association.

På et bestyrelsesmøde i Selskabet afholdt den 25. august 2017 vedtog Selskabets bestyrelse at udstede warrants (2017-4 employee incentive program) svarende til nominelt DKK 6.608 aktier; og bestyrelsen vedtog samtidig at forhøje Selskabets aktiekapital i overensstemmelse dermed. Det konkrete antal warrants tildelt udgør 6.608. De fuldstændige vilkår for warrants er vedlagt som bilag 8.4.h. Bilag 8.4.h udgør en integreret del af nærværende vedtægter.

At a meeting of the board of directors of the Company held on 25 August 2017, the board of directors of the Company resolved to issue warrants (2017-4 employee incentive program) corresponding to a nominal amount of DKK 6,608 shares; and the board of directors at the same time resolved to increase the share capital of the Company in accordance therewith. The final number of warrants granted is 6,608. The complete terms of the warrants are attached as Schedule 8.4.h. Schedule 8.4.h constitutes an integrated part of these Articles of Association.

Som følge af udstedelsen af warrants er det udestående antal warrants, der kan udstedes i henhold til bemyndigelsen i nærværende § 8.4, reduceret til 1.272.500 warrants.	As a result of the issuance of warrants, the number of warrants available for issuance under the authorization in this article 8.4 has been reduced to 1,272,500 warrants.

8.5 Alle aktier, der tegnes ved udnyttelse af warrants udstedt i henhold til § 8.4, skal være omsætningspapirer og navneaktier og noteres i Selskabets ejerbog.

The shares subscribed for by exercise of the warrants issued pursuant to article 8.4 shall be negotiable instruments and issued in the holder’s name and shall be registered in the Company’s Register of Shareholders.

De nye aktier skal være ligestillet med den bestående aktiekapital. Ingen aktionær skal være forpligtet til at lade sine aktier indløse helt eller delvist. De nye aktier skal give ret til udbytte og andre rettigheder i Selskabet fra det tidspunkt, som fastsættes af bestyrelsen i forhøjelsesbeslutningen.

The new shares shall have the same rights as the existing shares of the Company. No shareholder shall be obliged to have the shares redeemed fully or partly. The new shares shall give rights to dividends and other rights in the Company from the time which is determined by the Board of Directors in connection with the decision to increase the share capital.

8.6 Bestyrelsen er bemyndiget til at ændre nærværende vedtægter i tilfælde af udnyttelse af de givne bemyndigelser eller warrants.	The board of directors is authorized to amend these Articles of Association as a consequence of applying the authorizations granted or the exercise of warrants.

9 Generalforsamling	General Meetings

9.1 Generalforsamlinger afholdes i Storkøbenhavn.	General meetings of the Company shall be held in Greater Copenhagen.

9.2 Ordinære generalforsamlinger skal afholdes i så god tid, at den reviderede og godkendte årsrapport kan indsendes	Annual general meetings shall be held early enough for the audited and adopted annual report to be submitted

og være modtaget i Erhvervs- og Selskabsstyrelsen senest fire måneder efter regnskabsårets udløb.	to and received by the Danish Commerce and Company Agency not later than four months after the closing of the financial year.

9.3                 Bestyrelsen skal senest otte uger før dagen for den påtænkte afholdelse af den ordinære generalforsamling offentliggøre datoen for afholdelsen af generalforsamlingen samt datoen for den seneste fremsættelse af krav om optagelse af et bestemt emne på dagsordenen for aktionærerne, jf. punkt 9.4.

Not later than eight weeks before the date set for the annual general meeting the board of directors shall announce the date on which it intends to hold the general meeting as well as the date by which requests filed by shareholders wishing to have specific items included on the agenda, cf. article 9.4.

9.4                 Forslag fra aktionærerne til behandling på den ordinære generalforsamling skal være skriftligt fremsat til bestyrelsen senest seks uger før generalforsamlingens afholdelse. Modtager bestyrelsen et forslag senere end seks uger før generalforsamlingens afholdelse, afgør bestyrelsen, om forslaget er fremsat i så god tid, at emnet alligevel kan optages på dagsordenen.

Proposals from shareholders for consideration by the annual general meeting shall be submitted to the board of directors in writing not later than six weeks before the date of the general meeting. In the event that the board of directors receives a proposal later than six weeks before the general meeting, the board of directors shall decide whether it was received in time for it to be included on the agenda nonetheless.

9.5                 Ekstraordinær generalforsamling afholdes efter en generalforsamlings beslutning, bestyrelsens beslutning, når det kræves af Selskabets revisor, eller når det til behandling af et bestemt emne skriftligt kræves af aktionærer, der ejer mindst 5 % af aktiekapitalen.

An extraordinary general meeting shall be held when decided by a general meeting, the board of directors or requested by the Company’s auditor as well as when requested in writing by shareholders holding at least 5% of the share capital for consideration of a specific issue.

9.6 Alle dokumenter til brug for Selskabets generalforsamlinger i forbindelse med	All documents prepared for use by or for a general meeting of the Company in

eller efter generalforsamlingen, herunder indkaldelsen og forhandlingsprotokollen, skal alene udarbejdes på engelsk.	connection with or after the general meeting, including the notice and the minutes, must be prepared in English only.

9.7                 Generalforsamlinger skal indkaldes med højst fem ugers og mindst tre ugers varsel. Indkaldelse til ekstraordinær generalforsamling skal ske senest 14 dage efter, at bestyrelsen har modtaget behørig anmodning herom.

General meetings shall be convened with a maximum notice of five weeks and a minimum notice of three weeks. An extraordinary general meeting shall be convened within 14 days after a proper request has been received by the board of directors.

9.8 Bestyrelsen skal indkalde til generalforsamling ved bekendtgørelse indrykket i Erhvervs- og Selskabsstyrelsens it-system samt ved offentliggørelse på Selskabets hjemmeside (www.zealandpharma.com).

The board of directors shall convene general meetings by publication in the computer information system of the Danish Commerce and Companies Agency and by posting on the Company’s website (www.zealandpharma.com).

9.9                 Indkaldelsesvarslet regnes fra den første bekendtgørelse. Indkaldelse sker endvidere ved meddelelse til alle noterede aktionærer i ejerbogen, som har fremsat begæring herom, til den adresse, herunder e-mailadresse, jf. punkt 12, de har opgivet til Selskabet.  Er oplysningerne i ejerbogen utilstrækkelige eller mangelfulde, har bestyrelsen ingen pligt til at søge disse berigtiget eller til at indkalde på anden måde.

The length of the notice shall be reckoned from the first advertisement. General meetings shall moreover be convened by sending a notice to all shareholders entered in the Company’s Register of Shareholders having so requested, to the address, including the e-mail address, cf. article 12, informed to the Company. If the information contained in the Register of Shareholders is insufficient or incorrect, the board of directors shall not be obliged to rectify the information or to give notice in any other way.

9.10 Indkaldelsen skal som minimum	The notice shall as a minimum include:

indeholde:

(1)              Tid og sted for generalforsamlingen, samt hvilke emner der skal behandles på generalforsamlingen. Såfremt der på generalforsamlingen skal behandles forslag til vedtægtsændringer, skal forslagets væsentligste indhold angives i indkaldelsen.

(1)                   Time and place for the general meeting and the issues to be considered at the general meeting. If the general meeting is to consider a proposal to amend the Articles of Association, then the notice shall specify the material content of the proposal.

(2) En beskrivelse af aktiekapitalens størrelse og aktionærernes stemmeret.	(2) The amount of the share capital and the voting rights of the shareholders.

(3)              Den i vedtægternes punkt 10.2 nævnte registreringsdato med en tydeliggørelse af, at det alene er selskaber eller personer, der på denne dato er aktionærer i Selskabet, der har ret til at deltage i og stemme på generalforsamlingen.

(3)                   The registration date stated in article 10.2 with a clear indication that only companies or persons holding shares in the Company as at said date shall be entitled to attend and vote at the general meeting.

(4)              Angivelse af hvor og hvordan den komplette, uforkortede tekst til de dokumenter, der skal fremlægges på generalforsamlingen, dagsordenen og de fuldstændige forslag kan fås, herunder den nøjagtige internetadresse til Selskabets hjemmeside, hvor dagsordenen og de dokumenter nævnt i punkt 12.2 vil blive gjort tilgængelige.

(4)                   An indication of where and how to obtain the full, unbridged text of the documents to be presented at the general meeting, the agenda and the complete proposals, including the exact internet address of the Company’s website where the agenda and the other documents mentioned in article 12.2 will be made available.

(5) Proceduren for stemmeafgivelse ved fuldmagt, brev og ved	(5) The procedure for voting by proxy, by postal and by electronic means,

elektronisk stemmeafgivelse, herunder at der vil blive stillet en fuldmagtsblanket til rådighed for enhver stemmeberettiget aktionær.	and the Company will make a proxy form available for the shareholders that are entitled to vote.

(6)              Såfremt generalforsamlingen gennemføres elektronisk eller delvis elektronisk, jf. punkt 11.1, skal indkaldelsen tillige indeholde oplysninger derom samt om tilmelding og de nærmere krav til de elektroniske systemer som vil blive anvendt. Indkaldelsen skal angive, at oplysninger om fremgangsmåden ved elektronisk generalforsamling vil kunne findes på Selskabets hjemmeside.

(6)                   If the general meeting is conducted by electronic means or partly by electronic means, cf. article 11.1 this shall be stated in the convening notice together with the details on how to sign up and what the requirements are to the electronic systems that will be used. The convening notice shall point out that detailed information about the procedure will be available on the Company’s website.

9.11 Generalforsamlingen afholdes på engelsk, uden at der sker simultantolkning til dansk.	The general meeting is held in English without simultaneous translation to Danish.

9.12 Senest tre uger før generalforsamlingen skal følgende oplysninger som minimum være tilgængelige på Selskabets hjemmeside:	Not later than three weeks prior to a general meeting the following information, as minimum, shall be available on the Company’s website:

(1) Indkaldelsen.	(1) The notice.

(2) Det samlede antal aktier og stemmerettigheder på datoen for indkaldelsen.	(2) The total number of shares and voting rights on the date of the notice.

(3) De dokumenter, der skal fremlægges på generalforsamlingen, herunder for den ordinære generalforsamlings vedkommende den	(3) The documents to be submitted to the general meeting, including with respect to the annual general meeting the audited annual

reviderede årsrapport.	report.

(4) Dagsordenen og de fuldstændige forslag.	(4) The agenda and complete proposals.

(5) De formularer, der skal anvendes ved stemmeafgivelse ved fuldmagt og ved brev.	(5) The forms to be used for voting by proxy or postal.

9.13 Dagsordenen for den ordinære generalforsamling skal omfatte:	The agenda of the annual meeting shall include:

(1) Bestyrelsens beretning om Selskabets virksomhed i det forløbne regnskabsår.	(1) A report from the board of directors on the Company’s activities in the past financial year.

(2) Godkendelse af den reviderede årsrapport.	(2) Approval of the audited annual report.

(3) Beslutning om anvendelse af overskud eller dækning af underskud i henhold til den godkendte årsrapport.	(3) A resolution on the distribution of profit or the cover of loss in accordance with the annual report adopted.

(4) Valg af medlemmer til bestyrelsen.	(4) Election of members to the board of directors.

(5) Valg af revisor.	(5) Election of auditor.

(6) Bemyndigelse til erhvervelse af egne aktier.	(6) Authorization to acquire the Company’s own shares.

(7) Eventuelle forslag fra bestyrelse eller aktionærer.	(7) Any proposals submitted by the board of directors or by shareholders.

(8) Eventuelt.	(8) Any other business.

9.14 Forhandlingerne på generalforsamlingen ledes af en dirigent, der udpeges af bestyrelsen. Dirigenten afgør alle spørgsmål vedrørende emnernes behandling, stemmeafgivning og stemmeresultaterne.	A chairman of the meeting appointed by the board of directors shall preside over the proceedings at general meetings and decide upon all questions of procedure, voting and voting results.

9.15          Et referat af generalforsamlingen indføres i en protokol. Referatet skal underskrives af dirigenten og af bestyrelsens formand. Senest to uger efter generalforsamlingens afholdelse skal generalforsamlingsprotokollen eller en bekræftet udgave af denne gøres tilgængelig for Selskabets aktionærer.

The proceedings at a general meeting shall be recorded in a minute book and be signed by the chairman of the general meeting and the chairman of the board of directors. Not later than two weeks after the general meeting the minute book, or a certified transcript of the minute book, shall be made available to the Company’s shareholders.

9.16          Generalforsamlingsprotokollen skal for hver beslutning som udgangspunkt indeholde en fuldstændig redegørelse for afstemningen, derunder om (i) hvor mange aktier, der er afgivet gyldige stemmer for, (ii) den andel af aktiekapitalen, som disse stemmer repræsenterer, (iii) det samlede antal af stemmer for og imod hvert beslutningsforslag og (v) antallet af eventuelle stemmeundladelser.

As a general rule, for each resolution made at the general meeting the minute book of the general meeting must set out at a minimum the full details of the voting including information on (i) the total number of shares for which valid votes were cast, (ii) the proportion of the share capital accounted for by these votes, (iii) the total number of valid votes, (iv) the number of votes cast in favour of and against each resolution, and (v) the total number of abstentions, if any.

9.17          Ønsker ingen af aktionærerne en fuldstændig redegørelse for afstemningerne, er det kun nødvendigt i generalforsamlingsprotokollen at fastslå afstemningsresultatet for hver beslutning. Dirigenten skal således i forbindelse med hver

If no shareholder requests that the full details of the votes be included in the minute book, the minute book need only to state the results of the individual votes. Accordingly, the Chairman of the general meeting shall have to clarify for each individual vote whether or not any

generalforsamlingsbeslutning have afklaret hvorvidt, ingen af aktionærerne ønsker en fuldstændig redegørelse for afstemningen.	shareholders request the inclusion in the minute book of the full details of the vote.

9.18 Senest to uger efter generalforsamlingens afholdelse skal afstemningsresultatet offentliggøres på Selskabets hjemmeside.	Not later than two weeks after the general meeting the voting results from the general meeting shall be posted on the Company’s website.

10 Møderet - Stemmeret	Right of Attendance - Voting Right

10.1 En aktionærs ret til at deltage i og afgive stemme på en generalforsamling fastsættes i forhold til de aktier, som aktionæren besidder på registreringsdatoen.	A shareholders right to attend general meetings and to vote at general meetings is determined on the basis of the shares that the shareholder owns on the registration date.

10.2          Registreringsdatoen ligger en uge før generalforsamlingens afholdelse. De aktier, den enkelte aktionær besidder, opgøres på registreringsdatoen på grundlag af noteringen af aktionærens ejerforhold i ejerbogen samt meddelelser om ejerforhold, som Selskabet har modtaget med henblik på indførsel i ejerbogen.

The registration date is one week before the general meeting is held. The shares which the individual shareholder owns are calculated on the registration date on the basis of the registration of ownership in the Company’s Register of Shareholders as well as notifications concerning ownership which the Company has received with a view to update the ownership in the Register of Shareholders.

10.3          Enhver aktionær som senest tre dage inden generalforsamlingens afholdelse har meddelt Selskabet sin deltagelse, og som har modtaget et adgangskort, er berettiget til personligt eller ved fuldmagt at deltage i generalforsamlingen. Adgangskort udstedes til den i Selskabets ejerbog

Any shareholder who has notified the Company of his participation not later than three days prior to the general meeting and who has received an admission card shall be entitled to attend the general meeting, either in person or by proxy. Admission card will be issued

noterede aktionær.	to the holder registered in the Company’s Register of Shareholders.

10.4          På generalforsamlingen giver hvert aktiebeløb på DKK 1 én stemme. En aktionær har ret til at udøve stemmerettighederne i tilknytning til nogle af sine aktier på en måde, der ikke er identisk med udøvelsen af stemmerettighederne i tilknytning til andre af dennes aktier.

Each share of DKK 1 has one vote at general meetings. A shareholder may exercise the voting rights attached to some of his/her shares in a manner that is not identical to the exercise of the voting rights attached to his/her other shares.

10.5          Stemmeret kan udøves i henhold til skriftlig fuldmagt eller ved brevstemme, og Selskabet skal senest tre uger før generalforsamlingen gøre formularer til brug herfor tilgængelige på Selskabets hjemmeside. En brevstemme skal være Selskabet i hænde senest tre dage før generalforsamlingens afholdelse for at blive medtaget på generalforsamlingen.

A shareholder may vote by proxy or by postal, and the Company shall not later than three weeks prior to the general meeting make a form for this use available on the Company’s website. A vote by postal must be received by the Company not later than three days prior to the general meeting is held in order to be counted at the general meeting.

10.6 Aktionæren eller fuldmægtigen kan møde på generalforsamlingen sammen med en rådgiver.	The shareholder or the proxyholder may attend the general meeting accompanied by an advisor.

10.7 Generalforsamlingen træffer beslutning ved simpelt stemmeflertal, medmindre andet følger af lovgivningen eller af Selskabets vedtægter.	At general meetings resolutions shall be decided by simple majority of votes unless otherwise prescribed by law or the Articles of Association.

11 Elektronisk generalforsamling	Electronic general meetings

11.1 Bestyrelsen kan, når den anser det for hensigtsmæssigt og generalforsamlingen kan afvikles på betryggende vis, bestemme at generalforsamlingen udelukkende skal	When the board of directors finds it appropriate and technically safe it may decide that the general meeting solely shall be held as an electronic general meeting (completely electronic general foregå elektronisk (fuldstændig elektronisk generalforsamling). Bestyrelsen kan herudover under samme forudsætninger vælge at tilbyde aktionærerne at deltage elektronisk på generalforsamlinger, der i øvrigt gennemføres ved fysisk fremmøde (delvis elektronisk generalforsamling). Aktionærerne kan derved elektronisk deltage i, ytre sig samt stemme på generalforsamlingen. Nærmere oplysninger vil til sin tid kunne findes på Selskabets hjemmeside og i indkaldelsen til de pågældende generalforsamlinger, ligesom de i Selskabets ejerbog noterede aktionærer vil modtage skriftlig meddelelse herom.

meeting). The board of directors may also as an alternative under the same circumstances invite shareholders to attend by electronic means general meetings that are also attended by shareholders in person (partially electronic general meeting). In this way, shareholders will be able to attend, express their opinion and vote at the general meeting by electronic means. In due course more information will be made available on the Company’s website and in the notices convening the general meetings involved, and written information on the subject will also be sent to shareholders listed in the Company’s Register of Shareholders.

12 Elektronisk kommunikation	Electronic communication

12.1          Bestyrelsen er bemyndiget til at indføre elektronisk kommunikation mellem Selskabet og dets aktionærer, således at Selskabet kan benytte elektronisk dokumentudveksling og elektronisk post, som nærmere angivet nedenfor i sin kommunikation med aktionærerne.

The board of directors has been granted authority to introduce electronic communication between the Company and its shareholders, meaning that the Company may use electronic document exchange and electronic mail as specified below in its communication with the shareholders.

12.2          Indkaldelse af aktionærerne til ordinær og ekstraordinær generalforsamling, herunder de fuldstændige forslag til vedtægtsændringer, tilsendelse af dagsorden, årsrapport, delårsrapport, kvartalsrapport, fondsbørsmeddelelser, generalforsamlingsprotokollater, fuldmagtsblanketter og adgangskort samt øvrige generelle oplysninger fra

The Company shall be able to send notices convening annual and extraordinary general meetings including the complete proposals for amendments to the articles of association, agenda, annual report, interim report, quarterly report, stock exchange releases, minutes and general meetings, proxy forms, mail-in voting forms, admission cards

Selskabet til aktionærerne vil kunne sendes af Selskabet til aktionærerne via e-mail.	and other general information from the Company to it shareholders by means of email.

12.3          Ovennævnte dokumenter, bortset fra adgangskort til generalforsamlingen, vil tillige blive offentliggjort på Selskabets hjemmeside. På Selskabets hjemmeside vil der tillige kunne findes oplysning om kravene til de anvendte systemer samt om fremgangsmåden i forbindelse med elektronisk kommunikation.

The above documents, to the exclusion of admission cards for the general meeting, shall also be posted on the Company’s website. The Company’s website shall also contain information about requirements to the systems used and the procedures applying to the use of electronic communication.

12.4          Selskabet er forpligtet til at bede navnenoterede aktionærer om en elektronisk adresse hvortil meddelelser m.v. kan sendes, og det er den enkelte aktionærs ansvar at sikre, at Selskabet er i besiddelse af den korrekte elektroniske adresse.

The Company must request registered shareholders for an electronic address to which notices can be sent, and it is the responsibility of each shareholder to ensure that the Company is in possession of a proper electronic address.

12.5 Selskabet skal ved brev til de i ejerbogen noterede aktionærer give aktionærerne meddelelse, når bestyrelsens bemyndigelse til at indføre elektronisk kommunikation udnyttes.	Once the board of directors utilizes the authority to introduce electronic communication, the Company shall notify shareholders listed in the company’s register of shareholders thereof by letter.

13 Bestyrelse	Board of Directors

13.1 Til Selskabets bestyrelse vælger generalforsamlingen mindst fire og højst syv medlemmer.	The general meeting shall elect at least four and not more than seven directors.

13.2 Bestyrelsesmedlemmer, som er valgt af generalforsamlingen, afgår på hvert års ordinære generalforsamling, men kan genvælges.	The directors elected by the general meeting shall retire from office at each annual general meeting but shall be eligible for re-election.

13.3 Ingen, der er fyldt 70 år, kan vælges til bestyrelsen. Et bestyrelsesmedlem skal fratræde ved afslutningen af den første ordinære generalforsamling, efter bestyrelsesmedlemmet er fyldt 70 år.

No person being elected to the board of directors shall have reached the age of 70 years. A board member shall retire at the end of the first annual general meeting held after the relevant board member having reached the age of 70 years.

13.4 Bestyrelsen vælger selv formanden for bestyrelsen.	The board of directors elects the chairman of the board of directors.

13.5 Beslutninger i bestyrelsen træffes, medmindre andet er aftalt, med almindelig stemmeflerhed. I tilfælde af stemmelighed er formandens stemme afgørende.

Unless otherwise decided by the board of directors, decisions of the board of directors shall be decided by simple majority of votes. The chairman shall have a casting vote if equality of votes occurs.

13.6 Bestyrelsen træffer ved en forretningsorden nærmere bestemmelse om udførelsen af sit hverv.	The board of directors shall lay down rules of its proceedings.

13.7 Bestyrelsesmedlemmerne oppebærer et årligt honorar, hvis samlede størrelse skal fremgå af årsrapporten for det pågældende år.	The directors shall be remunerated annually as prescribed in the annual report for the relevant year.

13.8 Bestyrelsen kan meddele prokura, enkel eller kollektiv.	The board of directors may authorize one person alone or more persons jointly to sign for the Company by procuration.

14 Direktion	Executive management

14.1 Bestyrelsen ansætter en direktion bestående af mellem en og fire direktører. Hvis direktionen består af flere direktører, skal én af disse	The board of directors shall employ at least one but not more than four managers to comprise the Company’s executive management. Where more than

udnævnes til administrerende direktør.	one manager is employed, one of them shall be appointed managing director.

14.2 Bestyrelsen er bemyndiget til at beslutte at lade Selskabet skadesløsholde medlemmerne af direktionen samt Selskabets medarbejdere for visse krav, der er knyttet til deres rolle i Selskabet.

The board of directors is authorized to resolve to let the Company indemnify the members of executive management and the Company’s employees for certain claims against these individuals in connection with their services to the Company.

Selskabets skadesløsholdelse omfatter krav og rimelige sagsomkostninger, der er knyttet til den planlagte notering af selskabet i USA og/eller Selskabets efterfølgende status som noteret i USA.

The Company’s indemnification covers claims and reasonable legal costs arising from the listing of the Company in the United States and/or the Company’s subsequent status as listed in the United States.

Selskabets skadesløsholdelse skal ikke omfatte følgende krav:	However, the Company’s indemnification shall not cover the following claims:

1)                  Krav mod en person, der gøres gældende efter dansk ret ved en dansk domstol, medmindre der er tale om krav, der er knyttet til noteringen af Selskabet i USA og/eller Selskabets efterfølgende status som noteret i USA,

1)                       Claims against a person according to Danish law raised before the Danish Courts, except claims arising from the listing of the Company in the United States and/or the Company’s subsequent status as listed in the United States,

2)                  krav mod en person som følge af skader med tilhørende sagsomkostninger, der skyldes kriminelle handlinger og/eller grov uagtsomhed eller forsætlige handlinger eller undladelser, der er begået af personen,

2) claims against a person for damages and legal costs related to criminal and/or grossly negligent or willful acts or omissions committed by the person,

3)                  krav mod en person, som skyldes opnåelse eller forsøg på at opnå en gevinst eller anden type fordel, som personen eller en nærtstående fysisk eller juridisk person til personen ikke er berettiget til at opnå, og/eller

3)                       claims against a person, which is attributable to the gaining or purported gaining of any profit or advantage to which the individual or any related natural or legal person was not legally entitled, and/or

4)                  krav omfattet af forsikringsdækning. Hvis forsikringsselskabet nægter at dække krav af andre årsager end dem, der er nævnt oven for under pkt. 1 og 2, vil Selskabets skadesløsholdelse dække sådanne krav under forudsætning af, at Selskabet i sådanne tilfælde er berettiget til på ethvert tidspunkt at repræsentere den forsikrede under hensyntagen til forsikringsselskabet, og Selskabet skal automatisk overtage samtlige rettigheder i henhold til forsikringspolicen.

4)                       claims covered by insurance. If the insurance company refuses to provide cover for reasons other than those mentioned in items 1 and 2 above, the Company’s indemnification will cover such claims, provided, however that the Company in such event shall be entitled at any time to represent the insured in respect of the insurance company and shall automatically by subrogation enter into any and all rights under said insurance policy.

Selskabets skadesløsholdelse pr. krav pr. person er begrænset til maksimalt det bruttoprovenu, Selskabet opnår i forbindelse med noteringen i USA.	The indemnification shall be limited to a maximum amount per claim per person equivalent to the gross proceeds obtained by the Company in connection with the listing in the United States.

Skadesløsholdelsen skal opretholdes i 5 år efter, at den skadesløsholdte person er fratrådt sin stilling hos Selskabet, hvis de krav, der rejses inden for denne periode, er knyttet til personens tidligere hverv i Selskabet.

The indemnification shall remain in force for a period of five years after the resignation of the indemnified person from such person’s position with the Company, if the claims made within such period are related to such person’s services to the Company.

15 Nomineringskomité	Nomination Committee

15.1          Hvert tredje år på den ordinære generalforsamling skal Selskabets aktionærer beslutte, hvorvidt der skal nedsættes en nomineringskomité. Såfremt der ikke etableres en nomineringskomité, kan generalforsamlingen på enhver efterfølgende generalforsamling beslutte, at der skal nedsættes en nomineringskomité.

The Company’s shareholders shall resolve whether to establish a Nomination Committee every third year at the annual general meeting. In the event that a Nomination Committee is not established, the general meeting may resolve to establish a Nomination Committee at any subsequent general meeting.

15.2          Nomineringskomitéen består af minimum tre og maksimum fem medlemmer. Bestyrelsesformanden er altid medlem af Nomineringskomitéen, og op til fire aktionærrepræsentanter vælges af generalforsamlingen. Medlemmer af Selskabets direktion og Selskabets medarbejdere kan ikke vælges til Nomineringskomitéen.

The Nomination Committee consists of a minimum of three and a maximum of five members. The chairman of the board of directors shall always be a member of the Nomination Committee and up to four shareholder representatives are elected by the general meeting. Members of the Company’s executive management and the Company’s employees cannot be elected to the Nomination Committee.

15.3 De generalforsamlingsvalgte medlemmer af nomineringskomitéen vælges for en periode af tre år.	The members of the Nomination Committee elected by the general meeting are elected for a term of three years.

15.4          Nomineringskomitéen har til formål at vurdere bestyrelsens sammensætning og forelægge generalforsamlingen anbefalinger om valg af generalforsamlingsvalgte bestyrelsesmedlemmer. Nomineringskomitéen skal sikre, at alle kandidater til hvervet som

The purpose of the Nomination Committee is to assess the composition of the board of directors and to present annual recommendations to the general meeting about the election of board members to be elected by the general meeting. The Nomination Committee must ensure that all candidates for the position as a member of the board of directors of the bestyrelsesmedlem i Selskabet tilfredsstiller kapitalmarkedernes forventninger, og at bestyrelsens sammensætning opfylder anbefalingerne for god selskabsledelse i børsnoterede virksomheder. Nomineringskomitéens anbefalinger indskrænker ikke aktionærernes ret til at foreslå andre kandidater til generalforsamlingen. Yderligere skal Nomineringskomitéen fremkomme med forslag til Selskabets Vederlagsudvalg vedrørende vederlæggelsen af medlemmerne af Selskabets bestyrelse.

Company fulfil the expectations of the capital markets and that the composition of the board of directors fulfils the recommendations on good corporate governance in listed companies. The recommendations of the Nomination Committee do not restrict the right of shareholders to propose other candidates to the general meeting. Furthermore, the Nomination Committee shall make proposals to the Company’s Remuneration and Compensation Committee on the remuneration of the members of the Company’s board of directors.

15.5 Medlemmerne af nomineringskomitéen er underlagt tavshedspligt efter samme regler som medlemmerne af Selskabets bestyrelse.	The members of the Nomination Committee are subject to a duty of confidentiality according to the same rules as those applying to members of the Company’s board of directors.

15.6          Generalforsamlingen skal ved en forretningsorden for nomineringskomitéen træffe nærmere bestemmelser om nomineringskomitéens sammensætning og virke. Selskabet skal sikre, at den til enhver tid gældende forretningsordenen for nomineringskomitéen er offentliggjort på Selskabets hjemmeside.

The general meeting must adopt rules of procedure of the Nomination Committee concerning its composition and activities. The Company shall ensure that the rules of procedure of the Nomination Committee in force from time to time are made available at the Company’s website.

16 Incitamentsaflønning	Incentive Pay

16.1 Selskabet har udarbejdet overordnede retningslinjer for incitamentsaflønning

The Company has prepared a set of general guidelines for incentive pay to the board of directors and the executive management. These guidelines have been presented to and adopted by the Company in general meeting. The

af bestyrelsen og direktionen. Disse retningslinjer er forelagt og vedtaget af Selskabets generalforsamling. Retningslinjerne er offentligt tilgængelige på Selskabets hjemmeside.	guidelines are publicly available on the Company’s website.

17 Tegningsregel	Signature Rules

17.1          Selskabet tegnes af bestyrelsens formand i forening med den administrerende direktør, eller af bestyrelsens formand i forening med et bestyrelsesmedlem, eller af en direktør i forening med to bestyrelsesmedlemmer, eller af den administrerende direktør i forening med en direktør eller af den samlede bestyrelse.

The Company shall be bound by the joint signatures of the chairman of the board of directors with the managing director; or the chairman of the board of directors jointly with one member of the board of directors; or one member of the board of managers jointly with two members of the board of directors; or the joint signatures of the managing director and one member of the board of managers; or all members of the board of directors jointly.

18 Revisor	Auditor

18.1 Selskabets årsrapport revideres af en statsautoriseret revisor.	The Company’s annual report shall be audited by a state-authorized public accountant.

18.2 Revisor vælges af den ordinære generalforsamling for et år ad gangen.	The auditor shall be elected by the annual general meeting for one year at a time.

19 Årsrapport	Annual Report

19.1 Selskabets regnskabsår er kalenderåret.	The financial year of the Company is the calendar year.

19.2 Selskabets årsrapport udarbejdes og aflægges udelukkende på engelsk.	The Company’s annual report shall be prepared and submitted in English only.

20 Selskabsmeddelelser	Company Announcements

20.1 Selskabets offentliggørelse af information i henhold til gældende børslovgivning, herunder selskabsmeddelelser, sker udelukkende på engelsk.	The Company’s disclosure of information pursuant to applicable securities legislation, including company announcements, shall be in English only.

21 Bilag	Schedules

21.1 Bilag 8.1.a: Warrants (2011-1 employee incentive program), jf. vedtægternes § 8.1.	Schedule 8.1.a: Warrants (2011-1 employee incentive program), cf. Article 8.1 of the Articles of Association.

21.2 Bilag 8.1.c: Warrants (2012-1 employee incentive program), jf. vedtægternes § 8.1.	Schedule 8.1.c: Warrants (2012-1 employee incentive program), cf. Article 8.1 of the Articles of Association.

21.3 Bilag 8.1.d: Warrants (2012-2 employee incentive program), jf. vedtægternes § 8.1.	Schedule 8.1.d: Warrants (2012-2 employee incentive program), cf. Article 8.1 of the Articles of Association.

21.4 Bilag 8.1.e: Warrants (2013-1 employee incentive program), jf. vedtægternes § 8.1.	Schedule 8.1.e: Warrants (2013-1 employee incentive program), cf. Article 8.1 of the Articles of Association.

21.5 Bilag 8.1.f: Warrants (2014-1 employee incentive program), jf. vedtægternes § 8.1.	Schedule 8.1.f: Warrants (2014-1 employee incentive program), cf. Article 8.1 of the Articles of Association.

21.6 Bilag 8.1.g: Warrants (2015-1 employee incentive program), jf. vedtægternes § 8.1.	Schedule 8.1.g: Warrants (2015-1 employee incentive program), cf. Article 8.1 of the Articles of Association.

21.7 Bilag 8.4: Warrants (2015-2 og 2015-4 employee incentive program), jf.	Schedule 8.4.: Warrants (2015-2 and 2015-4 employee incentive program), cf. Article 8.1 and 8.4 of the Articles of

vedtægternes § 8.1. og 8.4.	Association.

21.8 Bilag 8.4.a: Warrants (2015-3 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.a: Warrants (2015-3 employee incentive program), cf. Article 8.4 of the Articles of Association.

21.9 Bilag 8.4.b: Warrants (2016-1 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.b: Warrants (2016-1 employee incentive program), cf. Article 8.4 of the Articles of Association.

21.10 Bilag 8.4.c: Warrants (2016-2 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.c: Warrants (2016-2 employee incentive program), cf. Article 8.4 of the Articles of Association.

21.11 Bilag 8.4.d: Warrants (2016-3 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.d: Warrants (2016-3 employee incentive program), cf. Article 8.4 of the Articles of Association.

21.12 Bilag 8.4.e: Warrants (2017-1 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.e: Warrants (2017-1 employee incentive program), cf. Article 8.4 of the Articles of Association.

21.13 Bilag 8.4.f: Warrants (2017-2 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.f: Warrants (2017-2 employee incentive program), cf. Article 8.4 of the Articles of Association.

21.14 Bilag 8.4.g: Warrants (2017-3 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.g: Warrants (2017-3 employee incentive program), cf. Article 8.4 of the Articles of Association.

21.15 Bilag 8.4.h: Warrants (2017-4 employee incentive program), jf. vedtægternes § 8.4.	Schedule 8.4.h: Warrants (2017-4 employee incentive program), cf. Article 8.4 of the Articles of Association.

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Vedtaget på bestyrelsesmøde i selskabet afholdt den 1. september 2017.	Approved at the board meeting of the Company held on 1 September 2017.